Filed Pursuant to Rule 433

Registration No. 333-231431

March 8, 2022

AVISTA CORPORATION

$400,000,000

First Mortgage Bonds,

4.00% Series due 2052

PRICING TERM SHEET

Issuer:	Avista Corporation
Security:	First Mortgage Bonds, 4.00% Series due 2052
Ratings (Moody’s/S&P)*:	A3 (Moody’s), A- (S&P)
Principal Amount:	$400,000,000
Trade Date:	March 8, 2022
Settlement Date**:	March 17, 2022 (T+7)
Maturity Date:	April 1, 2052

Interest Payment Dates:	April 1 and October 1 of each year, commencing October 1, 2022
Coupon:	4.00%
Public Offering Price:	99.964% of the principal amount
Yield to Maturity:	4.002%
Benchmark Treasury:	1.875% due November 15, 2051
Spread to Benchmark Treasury:	175 bps
Benchmark Treasury Price:	91-28
Benchmark Treasury Yield:	2.252%
Optional Redemption:	Make-whole call at any time prior to October 1, 2051 at 30 bps spread over Benchmark Treasury.

Callable on or after October 1, 2051 at par.

CUSIP/ISIN:	05379B AR8 / US05379BAR87

Joint Book-Running Managers:	BofA Securities, Inc.
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	C.L. King & Associates, Inc.
J.P. Morgan Securities LLC
KeyBanc Capital Markets Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the securities initially will settle T+7 (on March 17, 2022), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of securities who wish to trade securities prior to the date that is two business days before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC, which are incorporated therein by reference, for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.